Exhibit 99.1

Bank of the James Announces Fourth Quarter, Full Year 2020

Financial Results and Declaration of Dividend

Preserving Asset Quality, Maintaining Safe Operations, Strong Residential Mortgage Activity

LYNCHBURG, Va., January 22, 2021 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, and Roanoke, Virginia markets, today announced unaudited results for the three and 12 month periods ended December 31, 2020.

Net income for the three months ended December 31, 2020 was $1.71 million or $0.39 per diluted share, compared with $1.52 million or $0.35 per diluted share for the three months ended December 31, 2019. Net income for the 12 months ended December 31, 2020 was $4.98 million or $1.15 per diluted share, compared with $5.61 million or $1.28 per diluted share for the 12 months ended December 31, 2019.

Robert R. Chapman III, President and CEO, commented: “In 2020, our Company’s primary areas of focus were ensuring the health and safety of our employees and our customers, providing responsive service and operating efficiently with robust technological capabilities, and maintaining asset quality and liquidity in a fast-changing and challenging marketplace. While adapting to a more digital and socially distanced environment, our experienced bankers demonstrated flexibility and dedication as they met the challenges and provided the financial guidance, services and products customers needed.

“Our Company’s response to unprecedented economic and operating conditions enabled Bank of the James to deliver a positive financial performance, which included the best fourth quarter earnings in the Company’s history. We strengthened the balance sheet by enhancing liquidity, increasing the allowance for loan losses, lowering total nonperforming assets, and increasing total assets compared with a year earlier. Our financial performance continued a longstanding history of building shareholder value, including the continuation of a quarterly cash dividend. As we enter 2021, we continue to be on alert in a still-evolving and challenging economic environment.”

Highlights

•

Net income in 2020 reflected strong noninterest income, which included record revenue from the gain on sale of originated residential mortgages to the secondary market. For the year ended December 31, 2020, total noninterest income was $11.0 million, up 53% compared with $7.2 million a year earlier. In addition to gains on sales of residential mortgages, noninterest income also reflected increased year-over-year income from gains on sales of available-for-sale securities, higher revenue from corporate treasury services, and loan processing and other fees.

•

Net interest income was $6.9 million in the fourth quarter of 2020, up from $6.1 million a year earlier. For the year ended December 31, 2020, net interest income was $25.1 million compared with $24.6 million a year earlier. As a result of reduced commercial loan demand and activity due to the pandemic, interest income for the twelve months ended December 31, 2020 was slightly lower than 2019. The decrease was more than offset by lower interest expense during the same period.

•

Loans, net of the allowance for loan losses, were $601.9 million at December 31, 2020, compared with $573.3 million at December 31, 2019. The increase primarily reflects the addition of government-guaranteed Payroll Protection Program (PPP) loans. Net loans declined from the end of the third quarter of 2020 as government PPP loans were forgiven.

•

Asset quality remained sound at 0.34% of nonperforming loans to total loans. The allowance for loan losses to total loans increased to 1.17% at December 31, 2020 (approximately 1.27% excluding government-guaranteed PPP loans) from 0.84% at December 31, 2019, primarily reflecting increased reserves related to the impact of COVID-19.

•

Total deposits increased sharply to $765.0 million at December 31, 2020 from $649.5 million at December 31, 2019. The increase reflects core deposit growth (noninterest-bearing demand, NOW, savings and money market accounts) as customers maintained higher balances, attributable in part to government economic stimulus funds not yet deployed, and also organic growth from increased deposit relationships.

•	Total stockholders’ equity was $66.7 million at December 31, 2020 compared with $61.4 million at December 31, 2019. Book value per share rose to $15.38 per share from $14.10 the prior year.

•	On January 19, 2021 the Company’s board of directors approved a $0.07 per share dividend payable to stockholders of record on March 5, 2021, to be paid on March 19, 2021.

•

The Company’s board of directors has also authorized a share repurchase program extending through January 18, 2022, which authorizes the Company to buy back up to 47,000 shares on such terms and conditions as the Company deems favorable and in compliance with Rule 10b-18 of the Securities Exchange Act of 1934.

“The pandemic and economic uncertainty in 2020 impacted our normal commercial lending activity and growth; however, we did earn new customers and help meet the capital needs of business customers with our wide variety of lending products and capabilities. Driven in part by PPP lending, commercial lending was up significantly year-over year. Both residential and commercial construction lending continued at a brisk pace. Our participation in the PPP was a positive experience, helping many small and medium-sized businesses throughout the region. We are ready to provide further assistance as a subsequent round of government-backed financing has just become available.

“Our mortgage business had an exceptional year as demand for homes throughout our served region was very strong. Our mortgage team, working with advanced technology, credit analysis and loan processing tools, were able to communicate and work with customers quickly and efficiently in a digitally driven environment. Residential mortgage origination activity drove significant noninterest income growth.

“While we remain cautious and watchful, we were last year, and continue to be encouraged by the relative economic strength of our region despite the appropriately cautious approach taken by businesses and individuals. Unemployment rates in the markets we serve have trended below national averages, housing demand has been strong, in part caused by low home inventories, and there continues to be generally stable business activity.

“We continue to focus on protecting the health and safety of employees and customers while effectively conducting business. We have continued our tradition of supporting the community through financial support of charitable and civic organizations, and we express unwavering gratitude for the services being provided by community outreach organizations, healthcare professionals, first-responders, and essential workers.”

Fourth Quarter, Full Year 2020 Operational Review

Total interest income was $7.8 million in the fourth quarter of 2020 compared with $7.6 million a year earlier, despite moderate declines in commercial lending activity and continuing pressure on interest rates. Interest expense declined sharply to $890,000 in the fourth quarter of 2020 from $1.5 million a year earlier.

Despite a larger deposit base and increased core deposits (noninterest-bearing demand, NOW, savings and money market accounts) interest expense during the quarter and year ended December 31, 2020 decreased as compared to the same periods last year due to a decrease in rates paid on interest-bearing liabilities from 1.04% in the fourth quarter of 2019 down to 0.55% in the fourth quarter of 2020. This decrease in rates paid on interest-bearing liabilities also reflected a private placement of unregistered debt securities used to retire an earlier private placement at a higher rate.

Net interest income after the provision for loan losses was $6.7 million for the three months ended December 31, 2020 compared with $6.0 million for the three months ended December 31, 2019. The loan loss provision for the fourth quarter 2020 was $200,000 compared with $89,000 a year earlier.

For the full year of 2020, net interest income after the provision for loan losses was $22.6 million compared with $24.0 million a year earlier, primarily reflecting an increase in the provision as the Company adjusted qualitative allocations related to uncertainties surrounding the COVID-19 pandemic and the effect on economic conditions, loan concentrations in sectors adversely affected by the pandemic, and loans granted payment deferrals or interest-only payment status in the short term. At year-end 2020, four loans were in payment deferral and/or interest-only status and the total principal amount of these four loans was approximately $7 million.

The average rate earned on loans was 4.68% in the fourth quarter of 2020, compared with 4.92% in the fourth quarter of 2019. The net interest margin was 3.42% in the fourth quarter of 2020 and the interest rate spread was 3.35%. For the year ended December 31, 2020, the average rate on loans was 4.57% compared with 4.97% a year earlier. The net interest margin for the year ended December 31, 2020 was 3.32% and the interest rate spread was 3.17%.

J. Todd Scruggs, Executive Vice President and CFO, commented: “While the reduction in the year-over-year margin and spread was disappointing, because of the challenges presented by the operating environment, we consider the reduction acceptable. Throughout the year, pressure on interest rates, the addition of low-interest PPP loans, which had a negative impact on rates earned, and carrying additional contingent liquidity in the form of Fed funds contributed to net interest margin compression.

“We received some PPP forgiveness payments in the fourth quarter of 2020, and while some PPP fees were accreted into interest income, the fees did not offset a decline in loan yields. In 2021 we anticipate that we will realize additional fees related to the PPP loans of approximately $850,000, which should have a positive impact on the margin. Our primary focus continues to be preserving margins and managing credit quality as the environment has stabilized somewhat but remains far from normalized.”

In the fourth quarter of 2020, noninterest income, including gains from the sale of residential mortgages to the secondary market and income from the Bank’s line of treasury management services for commercial customers was $2.9 million, up from $2.1 million in the fourth quarter of 2019. The Company recorded $2.2 million in gains from the sale of loans held-for-sale in the fourth quarter of 2020 compared with $1.2 million in the fourth quarter of 2019.

Noninterest income growth was a major factor in the Company’s full year 2020 financial results. Noninterest income for the year ended December 31, 2020 was $11.0 million compared with $7.2 million for the year ended December 31, 2019. The growth primarily reflected gains on sale of loans held-for-sale, which were $7.8 million in 2020 compared with $4.3 million a year earlier, driven primarily by brisk residential mortgage originations and mortgage refinancings.

Noninterest expense for the three months and full year ended December 31, 2020 increased compared with a year earlier, reflecting increased personnel expenses that included performance-based compensation for residential mortgage production and costs related to an early retirement program. Noninterest expense in the full year of 2020 included approximately $750,000 in one-time costs related to the early retirement program and additional employee compensation of approximately $245,000 related to PPP loan originations. The recognition of the origination fees and costs related to the PPP loans will be accelerated and recognized upon forgiveness or repayment of the PPP loans.

For the year ended December 31, 2020, Return on Average Assets (ROAA) was 0.62% compared with 0.80% a year earlier, primarily reflecting asset growth and lower earnings, impacted by a higher provision for loan losses. Return on Average Equity (ROAE) was 8.01% compared with 9.52% a year earlier. The Company’s efficiency ratio was 75.84% in the year ended December 31, 2020 compared with 76.51% in the prior year, reflecting a continued companywide focus on operating expense management and an effort to shift resources towards additional digital operations.

Balance Sheet Review: Asset Quality, Prudent Reserves, Liquidity

Total assets were $851.4 million at December 31, 2020 compared with $725.4 million at December 31, 2019. Asset growth primarily reflected increased loans, net of allowance for loan losses, including PPP loans, increased loans held-for-sale related to the Company’s mortgage originations, higher cash reserves, and an increase in the securities available-for-sale portfolio. The Company has maintained higher levels of cash and liquid assets consistent with economic conditions and the potential impact of COVID-19 on customers.

Loans, net of allowance for loan losses of $7.2 million, were $601.9 million at December 31, 2020 compared with loans, net of allowance for loan losses of $4.8 million, of $573.3 million at December 31, 2019. Of the $68 million in PPP loans originally made, approximately $46 million remained on the balance sheet at year-end 2020.

Commercial lending, excluding PPP lending, decreased in 2020. The Company approved and closed new loans, but not at a sufficient pace to offset payoffs and normal amortization. The Company has increased the allowance for loan and lease losses (ALLL) throughout 2020 to reflect the Company’s ongoing consideration of the pandemic in the development of the allowance estimate.

Residential mortgage origination was strong throughout 2020, generating fee income and gains from sale to the secondary market. The Company maintained a relatively stable portfolio of retained residential mortgages, which was $46.9 million at December 31, 2020, down slightly from 2019.

Total commercial loans were $145.1 million at December 31, 2020 compared with $114.3 million at December 31, 2019 and down from $174.8 million at September 30, 2020, which primarily reflected forgiven PPP loans. At December 31, 2020, commercial mortgages (owner occupied) were $108.2 million and commercial mortgages (non-owner occupied) were $171.1 million compared with $104.8 million and $182.2 million, respectively, at December 31, 2019. Commercial construction loans rose to $30.3 million from $16.9 million a year earlier. Residential mortgages and residential construction were essentially flat compared with a year earlier. Consumer lending was relatively stable in 2020 compared with 2019.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.34% at December 31, 2020. The allowance for loan losses to total loans was 1.17% (approximately 1.27%, excluding guaranteed PPP loans) at December 31, 2020. Total nonperforming loans at December 31, 2020 were $2.1 million compared with $1.3 million at December 31, 2019.

Chapman noted that diligently managing credit quality and promptly working with customers to address credit issues contributed to what management believes was a relatively modest increase in nonperforming loans given the economic conditions. The Company’s allowance for loan losses to nonperforming loans increased to 347% at December 31, 2020, reflecting current economic uncertainties. Other real estate owned declined sharply year-over-year, reflecting sales and a partial write-down of a foreclosed commercial property.

Total deposits at December 31, 2020 were $765.0, compared with $649.5 at December 31, 2019. Increased demand deposits accounted for a significant portion of the growth, in part due to increased balances held by businesses during the pandemic, but also reflecting organic growth in the Bank’s markets. Core deposits (noninterest bearing demand, NOW, money market and savings) were 78% of total deposits at December 31, 2020.

The Company continued to build measures of shareholder value, with total stockholders’ equity of $66.7 million at December 31, 2020, up from $61.4 million at December 31, 2019 and retained earnings of $24.7 million compared with $20.9 million in the same periods respectively. Book value per share was $15.38 as compared to $14.10 at December 31, 2019.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data

Selected Data:	Three months ending Dec 31, 2020	Three months ending Dec 31, 2019	Change	Year to date Dec 31, 2020	Year to date Dec 31, 2019	Change
Interest income	$7,779	$7,596	2.41%	$29,686	$29,816	-0.44%
Interest expense	890	1,491	-40.31%	4,540	5,264	-13.75%
Net interest income	6,889	6,105	12.84%	25,146	24,552	2.42%
Provision for loan losses	200	89	124.72%	2,548	523	387.19%
Noninterest income	2,936	2,149	36.62%	10,975	7,188	52.69%
Noninterest expense	7,518	6,336	18.66%	27,394	24,283	12.81%
Income taxes	397	309	28.48%	1,199	1,329	-9.78%
Net income	1,710	1,520	12.50%	4,980	5,605	-11.15%
Weighted average shares outstanding - basic	4,339,436	4,368,034	(28,598)	4,341,575	4,375,814	(34,239)
Weighted average shares outstanding - diluted	4,339,436	4,376,985	(37,549)	4,341,575	4,381,597	(40,022)
Basic net income per share	$0.39	$0.35	$0.04	$1.15	$1.28	$(0.13)
Fully diluted net income per share	$0.39	$0.35	$0.04	$1.15	$1.28	$(0.13)

Balance Sheet at period end:	Dec 31, 2020	Dec 31, 2019	Change	Dec 31, 2019	Dec 31, 2018	Change
Loans, net	$601,934	$573,274	5.00%	$573,274	$530,016	8.16%
Loans held-for-sale	7,102	4,221	68.25%	4,221	1,670	152.75%
Total securities	93,856	63,343	48.17%	63,343	56,427	12.26%
Total deposits	764,967	649,459	17.79%	649,459	612,043	6.11%
Stockholders’ equity	66,732	61,445	8.60%	61,445	55,143	11.43%
Total assets	851,386	725,394	17.37%	725,394	674,897	7.48%
Shares outstanding	4,339,436	4,357,436	(18,000)	4,357,436	4,378,436	(21,000)
Book value per share	$15.38	$14.10	$1.28	$14.10	$12.59	$1.51

Daily averages:	Three months ending Dec 31, 2020	Three months ending Dec 31, 2019	Change	Year to date Dec 31, 2020	Year to date Dec 31, 2019	Change
Loans, net	$614,472	$531,836	15.54%	$608,831	$551,362	10.42%
Loans held-for-sale	9,269	3,821	142.58%	6,876	3,559	93.20%
Total securities	82,520	61,230	34.77%	65,458	58,584	11.73%
Total deposits	772,437	649,769	18.88%	725,878	628,680	15.46%
Stockholders’ equity	63,429	60,416	4.99%	62,193	58,871	5.64%
Interest earning assets	799,604	666,410	19.99%	758,439	651,770	16.37%
Interest bearing liabilities	636,901	567,112	12.31%	608,680	544,038	11.88%
Total assets	854,729	724,495	17.98%	805,120	698,655	15.24%

Financial Ratios:	Three months ending Dec 31, 2020	Three months ending Dec 31, 2019	Change	Year to date Dec 31, 2020	Year to date Dec 31, 2019	Change
Return on average assets	0.79%	0.83%	(0.04)	0.62%	0.80%	(0.18)
Return on average equity	10.70%	9.98%	0.72	8.01%	9.52%	(1.51)
Net interest margin	3.42%	3.63%	(0.21)	3.32%	3.77%	(0.45)
Efficiency ratio	76.52%	76.76%	(0.24)	75.84%	76.51%	(0.67)
Average equity to average assets	7.42%	8.34%	(0.92)	7.72%	8.43%	(0.71)

Allowance for loan losses:	Three months ending Dec 31, 2020	Three months ending Dec 31, 2019	Change	Year to date Dec 31, 2020	Year to date Dec 31, 2019	Change
Beginning balance	$6,966	$4,773	45.95%	$4,829	$4,581	5.41%
Provision for losses	200	89	124.72%	2,548	523	387.19%
Charge-offs	(52)	(44)	18.18%	(448)	(363)	23.42%
Recoveries	42	11	281.82%	227	88	157.95%
Ending balance	7,156	4,829	48.19%	7,156	4,829	48.19%

Nonperforming assets:	Dec 31, 2020	Dec 31, 2019	Change	Dec 31, 2019	Dec 31, 2018	Change
Total nonperforming loans	$2,064	$1,301	58.65%	$1,301	$2,939	-55.73%
Other real estate owned	1,105	2,339	-52.76%	2,339	2,430	-3.74%
Total nonperforming assets	3,169	3,640	-12.94%	3,640	5,369	-32.20%
Troubled debt restructurings - (performing portion)	392	410	-4.39%	410	424	-3.30%

Asset quality ratios:	Dec 31, 2020	Dec 31, 2019	Change	Dec 31, 2019	Dec 31, 2018	Change
Nonperforming loans to total loans	0.34%	0.23%	0.11	0.23%	0.55%	(0.32)
Allowance for loan losses to total loans	1.17%	0.84%	0.33	0.84%	0.86%	(0.02)
Allowance for loan losses to nonperforming loans	346.71%	371.18%	(24.47)	371.18%	155.87%	215.31

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
	12/31/2020	12/31/2019
Assets
Cash and due from banks	$31,683	$30,794
Federal funds sold	69,203	8,317

Total cash and cash equivalents	100,886	39,111

Securities held-to-maturity (fair value of $4,192 in 2020 and $3,861 in 2019)	3,671	3,688
Securities available-for-sale, at fair value	90,185	59,655
Restricted stock, at cost	1,551	1,506
Loans, net of allowance for loan losses of $7,157 in 2020 and $4,829 in 2019	601,934	573,274
Loans held-for-sale	7,102	4,221
Premises and equipment, net	16,621	16,297
Software, net	361	401
Interest receivable	2,350	1,866
Cash value - bank owned life insurance	16,355	13,686
Other real estate owned	1,105	2,339
Deferred tax asset	1,219	1,177
Other assets	8,046	8,173

Total assets	$851,386	$725,394

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	$143,345	$93,936
NOW, money market and savings	463,506	362,821
Time	158,116	192,702

Total deposits	764,967	649,459
Capital notes	10,027	5,000
Income taxes payable	286	124
Interest payable	85	173
Other liabilities	9,289	9,193

Total liabilities	$784,654	$663,949

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,339,436 and 4,357,436 as of December 31, 2020 and 2019	$9,286	$9,325
Additional paid-in-capital	30,989	31,225
Accumulated other comprehensive income (loss)	1,792	(5)
Retained earnings	24,665	20,900

Total stockholders’ equity	$66,732	$61,445

Total liabilities and stockholders’ equity	$851,386	$725,394

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

(unaudited)	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Interest Income
Loans	$7,326	$7,009	$28,021	$27,559
Securities
US Government and agency obligations	184	210	690	755
Mortgage backed securities	53	49	217	220
Municipals	123	76	372	315
Dividends	30	33	78	93
Other (Corporates)	46	24	117	94
Interest bearing deposits	4	73	89	326
Federal Funds sold	13	122	102	454

Total interest income	7,779	7,596	29,686	29,816

Interest Expense
Deposits
NOW, money market savings	135	455	804	1,537
Time Deposits	646	907	3,205	3,201
Finance leases	28	30	115	71
Brokered time deposits	—	49	143	255
Capital notes	81	50	273	200

Total interest expense	890	1,491	4,540	5,264

Net interest income	6,889	6,105	25,146	24,552
Provision for loan losses	200	89	2,548	523

Net interest income after provision for loan losses	6,689	6,016	22,598	24,029

Noninterest income
Gains on sale of loans held-for-sale	2,226	1,151	7,812	4,254
Service charges, fees and commissions	533	437	2,033	1,785
Life insurance income	147	431	436	679
Other	30	27	50	76
Gain on sales of available-for-sale securities	—	103	644	394

Total noninterest income	2,936	2,149	10,975	7,188

Noninterest expenses
Salaries and employee benefits	4,390	3,655	15,430	13,092
Occupancy	401	403	1,638	1,655
Equipment	612	586	2,350	2,107
Supplies	126	130	479	597
Professional, data processing, and other outside expense	807	871	3,691	3,432

Marketing	167	217	667	866
Credit expense	281	175	1,112	653
Other real estate expenses	308	26	443	366
FDIC insurance expense	116	(49)	336	226
Other	310	322	1,248	1,289

Total noninterest expenses	7,518	6,336	27,394	24,283

Income before income taxes	2,107	1,829	6,179	6,934
Income tax expense	397	309	1,199	1,329

Net Income	$1,710	$1,520	$4,980	$5,605

Weighted average shares outstanding - basic	4,339,436	4,368,034	4,341,575	4,375,814

Weighted average shares outstanding - diluted	4,339,436	4,376,985	4,341,575	4,381,597

Net income per common share - basic	$0.39	$0.35	$1.15	$1.28

Net income per common share - diluted	$0.39	$0.35	$1.15	$1.28